News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Executive Vice President, CFO and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation

Declares Quarterly Cash Dividend,

Announces Results of Shareholder Voting

MOULTRIE, GEORGIA, May 26, 2016 -- Southwest Georgia Financial Corporation (NYSE MKT: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per common share. The dividend is payable June 16, 2016 to shareholders of record on June 6, 2016. The Company has approximately 2.5 million shares of common stock outstanding. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 88 consecutive years.

The Company also announced the results of shareholder voting that took place during the Company’s 2016 annual meeting, which was held May 24, 2016.

The shareholders reelected for one-year terms to the Board of Directors Cecil H. Barber, John J. Cole, Jr., DeWitt Drew, Michael J. McLean, Richard L. Moss, Roy H. Reeves, Johnny R. Slocumb, M. Lane Wear and Marcus R. Wells. Shareholders also voted to approve an amendment to the Directors and Executive Officers Stock Purchase Plan, and to approve the advisory “say on pay” resolution supporting the compensation plan for the executive officers. Additionally, shareholders voted to ratify the appointment of TJS Deemer Dana, LLP as independent auditors for the fiscal year 2016.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $409 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.